TBS INTERNATIONAL PLC & SUBSIDIARIES                 EXHIBIT 10.7

SUPPLEMENTAL LETTER TO THE LOAN AGREEMENT

To:	Claremont Shipping Corp., Yorkshire Shipping Corp. and TBS International Limited

Commerce Building
One Chancery Lane
Hamilton HM12
Bermuda

Attn: William J. Carr

and:	TBS International Public Limited Company
Arthur Cox Building
Earlsfort Terrace
Dublin 2
Ireland

Copy:	TBS Shipping Services Inc.
612 East Grassy Sprain Road
Yonkers, NY 10710
U.S.A.

Attn: Ferdinand V. Lepere

21 April 2010

Dear Sirs

Loan Agreement dated 7 December 2007 made between (i) Claremont Shipping Corp. and Yorkshire Shipping Corp. as joint and several Borrowers and (ii) Credit Suisse AG as Lender and Swap Bank relating to a term loan facility of US$40,000,000 as supplemented by an amendment letter dated 19 March 2008, a waiver letter dated 24 March 2009, an extension of waiver letter dated 22 December 2009, a supplemental agreement dated 8 January 2010 and a further extension of waiver letter dated 31 March 2010 (together the “Loan Agreement”)

We refer to the extension of waiver letter dated 31 March 2010 (the “Extension Letter”), pursuant to clause 3 of which, it was agreed that the Borrowers and the Lender shall enter into a further supplemental letter in order to set out the changes to the financial covenants in order to conform them (where appropriate) to those set out in the Bank of America Facilities as described in the Extension Letter.

We confirm that the Loan Agreement shall be amended with immediate effect by replacing Schedule 3 to the Loan Agreement with the amended and restated form of Schedule 3 set out in the Appendix to this letter.

For the avoidance of doubt, we also confirm that:

1
the Waiver Period as defined in the waiver letter dated 24 March 2009 (the “Waiver Letter”) and as extended by the Extension Letter to the waiver of any breach by the Borrowers of the requirement set out at clause 14.1 of the Loan Agreement (as set out in clause 2 at the top of page 2 of the Waiver Letter) has been further extended and shall continue to apply until 00:00 hours on 1 January 2011 (New York time);

2	with effect from 1 January 2011, clause 14.1 of the Loan Agreement shall be amended so that the Loan to value of security ratio referred to therein shall be amended to a ratio of 60%;

3
with effect from 31 March 2010, and notwithstanding the provisions of clause 4.12 of the Loan Agreement and clause 1 set out at the top of page 2 of the waiver letter, the applicable rate of Margin shall be 3.25% per annum until further notice from us;

4
that if the Borrowers are not in compliance with clause 14.1 of the Loan Agreement on 1 January 2011, the Borrowers shall make a prepayment of the Loan in such amount as is necessary for the Borrowers to comply with clause 14.1 of the Loan Agreement which prepayment shall be applied against the repayment instalments of the Loan in order of maturity;

5
that if the Borrowers require a further extension of the Waiver Period as set out above for 2011, all repayment instalments due in 2011 shall have to be prepaid in advance (in a total amount of US$3,496,000); and

6
that, notwithstanding clause 11.3(b) of the Loan Agreement, it is agreed that no Borrower shall be permitted to pay any dividend during the Waiver Period (as extended pursuant to the Extension Letter and as may be further extended pursuant to Clause 5 hereof).

TBS International Limited and TBS International Public Limited Company, by signature of this letter, confirm their approval to the amendments to the Loan Agreement set out herein and confirm that their respective guarantees shall remain in full force and effect.

Words and expressions defined in the Loan Agreement shall have the same meaning when used herein except as expressly provided in this supplemental letter.

The provisions of clause 30 (Law and Jurisdiction) of the Loan Agreement shall apply to this Letter.  For the avoidance of doubt all terms of the Loan Agreement and the Finance Documents shall remain in full force and effect and, save as provided herein, unchanged.

Yours faithfully

/s/ Carla Sforzini  and   /s/ R. Nenner
duly authorised for
CREDIT SUISSE AG
(as Lender and Swap Bank)

Accepted and agreed this         day of                                                                                                 2010 by:

/s/ Ferdinand V. Lepere                                                                                       /s/ Ferdinand V. Lepere
duly authorised for                                                                                  duly authorised for
Claremont Shipping Corp.                                                                                     Yorkshire Shipping Corp.

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter and agree in all respects to the same and confirm that the Guarantee to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement.

/s/ Ferdinand V. Lepere
TBS INTERNATIONAL LIMITED
(as Guarantor)

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter and agree in all respects to the same and confirm that the New Guarantee to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement.

/s/ Ferdinand V. Lepere
TBS INTERNATIONAL PUBLIC LIMITED COMPANY
(as New Guarantor)

APPENDIX

SCHEDULE 3

FINANCIAL COVENANTS

Pursuant to Clause 10.18 of this Agreement the Borrowers undertake that at all times they shall not:

(a)
Minimum Cash Liquidity.  For each calendar month ending after 1 May 2010, permit Qualified Cash to be less than $15,000,000 at any time during such calendar month, of which a minimum average balance of $5,625,000 in any such calendar month must be deposited with Bank of America, N.A..

(b)
Maximum Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter set forth below for the four fiscal quarter period then ending of Holdings and its Subsidiaries, to be greater than the ratio set forth below opposite such time period:

4 Fiscal Quarters ending	Maximum Consolidated Leverage Ratio
30 June 2010	5.00:1.00
30 September 2010	3.75:1.00
31 December 2010	3.00:1.00
31 March 2011	3.00:1.00
30 June 2011	2.75:1.00
30 September 2011 and thereafter	2:50:1.00

(c)
Minimum Consolidated Interest Charges Coverage Ratio.  Permit the Consolidated Interest Charges Coverage Ratio as of the end of any fiscal quarter set forth below for the four fiscal quarter period then ending of Holdings and its Subsidiaries to be less than the ratio set forth below opposite such time period (for the avoidance of doubt, the Consolidated Interest Charges Coverage ratio will not be measured for any fiscal quarter ending after 30 September 2010:

4 Fiscal Quarters ending	Minimum Consolidated Interest Charges Coverage Ratio
31 March 2010	2.50:1.00
30 June 2010	3.00:1.00
30 September 2010	3.75:1.00

(d)	Overall leverage ratio. Permit the Total Debt to exceed 75% of Total Assets as adjusted at Fair Market Values.

(e)
Minimum Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter set forth below for the four fiscal quarter period then ending of Holdings and its Subsidiaries to be less than the ratio set forth below opposite such time period:

4 Fiscal Quarters ending	Minimum Consolidated Fixed Charge Coverage Ratio
31 December 2010	1.10:1.00
31 March 2011	1.30:1.00
30 June 2011	1.50:1.00
30 September 2011 and at each quarter date thereafter	1.75:1.00

For the purposes of this Schedule 3 the following terms shall have the following meanings.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalised Lease of any Person, the capitalised amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalised amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalised Lease and (c) all Synthetic Debt of such Person;

“Capitalised Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalised leases;

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrowers or any of their Subsidiaries free and clear of all Security Interests (other than (i) a Security Interest in favour of the Bank of America, N.A. in respect of the obligations arising under the Bank of America Facilities and/or (ii)  Permitted Security Interests and/or (iii) a Security Interest in favour of The Royal Bank of Scotland plc in respect of the obligations arising under the RBS Facilities):

(a)
readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)
time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organised under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organised under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in Clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)
commercial paper issued by any Person organised under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)
Investments, classified in accordance with GAAP as current assets of the Borrowers or any of their Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in Clauses (a), (b) and (c) of this definition;

“Consolidated EBITDA” means, at any date of determination, an amount equalto Consolidated Net Income of Holdings and its Subsidiaries on a consolidatedbasis for the most recently completed Measurement Period, plus:

(a)
the following to the extent deducted in calculating such Consolidated Net Income (and without duplication):  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) net losses from the sales of vessels as permitted under the Bank of America Facilities, (v) any noncash impairment charges incurred during each fiscal year of Holdings and its Subsidiaries ending December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011 in respect of any of Holdings’ or its Subsidiaries’ goodwill and Vessels, (in each case of or by Holdings and its Subsidiaries for such Measurement Period), (vi) costs incurred during such Measurement Period in connection with the redomiciliation of Holdings in an aggregate amount not to exceed $3,000,000 for all Measurement Periods, and (vii) any noncash compensation in the form of Equity Interests or other equity awards made to employees of Holdings and its Subsidiaries in the fiscal years of Holdings and its Subsidiaries ending December 31, 2010 and December 31, 2011 in an aggregate amount not to exceed $10,000,000 in each such fiscal year (in each case of or by Holdings and its Subsidiaries for such Measurement Period); and minus

(b)
the following to the extent included in calculating such Consolidated Net Income, all net gains from the sales of vessels as permitted under the Bank of America Facilities (in each case of or by Holdings and its Subsidiaries for such Measurement Period); provided that, to the extent characterized as interest on the income statements of Holdings and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 – Accounting for Derivative Instruments and Hedging Activities (June 1998), noncash adjustments in connection with any interest rate Swap Contract entered into by Holdings or any of its Subsidiaries, shall be excluded;

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of:

(a)
the result of (i) Consolidated EBITDA, less (ii) the sum of (x) federal, state, local and foreign income taxes paid in cash and (y) Restricted Payments made, in each case, for the most recently completed Measurement Period, to

(b)
the sum of (i) Consolidated Interest Charges for the most recently completed Measurement Period, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money for the period of twelve (12) consecutive months following such date of determination, but excluding any principal payments scheduled to be made in respect of the Revolving Credit Facility (as defined in the Bank of America Facilities);

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of:

(a)
the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations under and as defined in the Bank of America Facilities) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)	all purchase money Indebtedness;

(c)	all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d)	all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)	all Attributable Indebtedness;

(f)	without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in Clauses (a) through (e) above of Persons other than the Borrowers or any Subsidiary; and

(g)
all Indebtedness of the types referred to in Clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary;

“Consolidated Interest Charges” means, for any Measurement Period, the sum of:

(a)
all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalised interest but excluding capitalised interest on Permitted New Vessel Construction Indebtedness) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP;

(b)	all interest paid or payable with respect to discontinued operations; and

(c)
the portion of rent expense under Capitalised Leases that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period;

provided that, to the extent characterized as interest on the income statements of Holdings and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 – Accounting for Derivative Instruments and Hedging Activities (June 1998), noncash adjustments in connection with any interest rate Swap Contract entered into by Holdings or any of its Subsidiaries, shall be excluded;

“Consolidated Interest Charges Coverage Ratio” means, at any date of determination, the ratio of the result of the sum of (i) Consolidated EBITDA, less (ii) the sum of  federal, state, local and foreign income taxes paid in cash for the most recently completed Measurement Period, to Consolidated Interest Charges;

“Consolidated Leverage Ratio”  means, as of any date of determination, the ratio of:

(a)	Consolidated Funded Indebtedness as of such date to,

(b)	Consolidated EBITDA of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period;

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude:

(a)	extraordinary gains and extraordinary losses for such Measurement Period;

(b)
the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organisation Documents or any agreement, instrument or law applicable to such Subsidiary during such Measurement Period, except that Holdings’ equity in any net loss of any such Subsidiary for such-Measurement Period shall be included in determining Consolidated Net Income; and

(c)
any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that Holdings’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings as described in Clause (b) of this proviso);

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganisation, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally;

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase of acquisition from such Person of shares of capital stock of (or ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination;

 “Fair Market Value” means, with respect to any asset or property, the sale value which would be obtained at arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer;

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied;

“Guarantee” means, as to any Person:

(a)
any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or

(b)
any Security Interest on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Security Interest).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning;

“Holdings” means the New Guarantor;

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)
the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)	net obligations of such Person under any Swap Contract;

(d)
all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(e)
indebtedness (excluding prepaid interest thereon) secured by a Security Interest on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)	all Attributable Indebtedness in respect of Capitalised Lease and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)
all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)	all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date;

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of:

(a)	the purchase or other acquisition of Equity Interests of another Person;

(b)	a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person;

(c)
the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person; or

(d)
the acquisition or construction of a vessel. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment;

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Holdings;

“Moody’s” means Moody’s Investors Service Inc., and any successor thereto;

“Organisation Documents” means:

(a)	with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b)	with respect to any limited liability company, the certificate or articles of formation or organisation and operating agreement; and

(c)
with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organisation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organisation with the applicable governmental authority in the jurisdiction of its formation or organisation and, if applicable, any certificate or articles of formation or organisation of such entity;

“Permitted New Vessel Construction Indebtedness” means Indebtedness incurred after the date when all the conditions precedent in Section 4.01 of the Bank of America Credit Facilities are satisfied or waived by Subsidiaries of Holdings that are not borrowers or guarantors under the Bank of America Credit Facilities in connection with the construction of up to twelve (12) multipurpose tweendecks or bulkcarrier shipping vessels;

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity;

“Qualified Cash” means, as of any date of determination, the amount of cash and Cash Equivalents which is freely transferable and not subject to a Security Interest (other than (i) a Security Interest in favour of the Bank of America, N.A. in respect of the obligations arising under the Bank of America Facilities and/or (ii) a Permitted Security Interest and/or (iii) a Security Interest in favour of The Royal Bank of Scotland plc in respect of the obligations arising under the RBS Facilities) pledge, security interest, encumbrance, escrow or cash collateral arrangement or any other restriction on its use;

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment;

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies Inc., and any successor thereto;

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings;

“Swap Contract” means:

(a)
any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and

(b)
any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement;

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts:

(a)	for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and

(b)
for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognised dealer in such Swap Contracts;

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP;

“Synthetic Lease Obligation” means the monetary obligation of a Person under:

(a)	a so-called synthetic, off-balance sheet or tax retention lease; or

(b)
an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterised as the indebtedness of such Person (without regard to accounting treatment);

“Total Assets” means all assets of Holdings and its Subsidiaries on a consolidated basis which would, in accordance with GAAP consistently applied, be classified as assets; and

“Total Debt” means all liabilities of Holdings and its Subsidiaries on a consolidated basis which would, in accordance with GAAP consistently applied, be classified as debt.